Issuer Free Writing Prospectus filed pursuant to Rule 433
 Registration Statement No. 333-212152

L3 TECHNOLOGIES, INC.

Final Term Sheet
Dated May 30, 2018
$800,000,000 3.850% Senior Notes due 2023
$1,000,000,000 4.400% Senior Notes due 2028

Issuer:	L3 Technologies, Inc.

Security Type:	Senior Unsecured Notes

Aggregate Principal Amount:	$800,000,000 3.850% Senior Notes due 2023 (the “2023 Notes”)

$1,000,000,000 4.400% Senior Notes due 2028 (the “2028 Notes”)

Ratings (Moody’s / S&P / Fitch):*	Baa3 / BBB- / BBB- for the 2023 Notes

Baa3 / BBB- / BBB- for the 2028 Notes

Maturity Date:	June 15, 2023 for the 2023 Notes

June 15, 2028 for the 2028 Notes

Trade Date:	May 30, 2018

Settlement Date:	June 6, 2018; T+5

We expect that the delivery of the notes will be made against payment therefore on or about June 6, 2018, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the senior notes who wish to make such trades should consult their own advisors.

Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2018

Interest Record Dates:	June 1 and December 1

Interest Rate:	3.850% for the 2023 Notes

4.400% for the 2028 Notes

Yield to Maturity:	3.893% for the 2023 Notes

4.412% for the 2028 Notes

Spread to Benchmark Treasury:	122 bps for the 2023 Notes

157 bps for the 2028 Notes

Benchmark Treasury:	2.750% due May 31, 2023 for the 2023 Notes

2.875% due May 15, 2028 for the 2028 Notes

Benchmark Treasury Price and Yield:	100-11+ / 2.673% for the 2023 Notes

100-09 / 2.842% for the 2028 Notes

Price to Public	99.804% for the 2023 Notes

99.902% for the 2028 Notes

Optional Redemption — Make-Whole Call:
2023 Notes
Prior to May 15, 2023 (one month prior to the maturity date of the 2023 Notes), redemption at the greater of par and a make-whole calculated at a discount rate of T+20 bps, plus in each case accrued and unpaid interest to the date of redemption

2028 Notes
Prior to March 15, 2028 (three months prior to the maturity date of the 2028 Notes), redemption at the greater of par and a make-whole calculated at a discount rate of T+25 bps, plus in each case accrued and unpaid interest to the date of redemption

Optional Redemption — Par Call:	2023 Notes On or after May 15, 2023 (one month prior to the maturity date of the 2023 Notes)

2028 Notes On or after March 15, 2028 (three months prior to the maturity date of the 2028 Notes)

CUSIP / ISIN:	502413BF3 / US502413BF32 for the 2023 Notes

502413BG1 / US502413BG15 for the 2028 Notes

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Bookrunners:
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated
SunTrust Robinson Humphrey, Inc.
Deutsche Bank Securities Inc.
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC HSBC Securities (USA) Inc. Comerica Securities, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Merrill Lynch, Pierce Fenner & Smith Incorporated at 1-800-294-1322, Barclays Capital Inc. at 1-888-603-5847 or SunTrust Robinson Humphrey at 1-888-685-4786.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.